SPRINKLR, INC.
2021 RESTRICTED STOCK UNIT AWARD SUB-PLAN FOR FRENCH EMPLOYEES AND CORPORATE OFFICERS

INTRODUCTORY SECTION
The board of directors of Sprinklr, Inc (the “Company”) has adopted the Sprinklr, Inc. 2021 Equity Incentive Plan, as may be amended from time to time (the “Plan”) for the benefit of certain employees and directors of the Company and its Subsidiary, Parent and Affiliate companies, including Sprinklr France SARL (the “French Entity”).
Section 7(b)(xi) of the Plan authorizes the Board to adopt sub-plans for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws.
The Board has determined that it is necessary and desirable to establish a sub-plan for the purpose of permitting restricted stock units (“RSUs”) granted to Employees and Corporate Officers of the Company or one of its Subsidiary to qualify for the special tax and social security treatment in France (“French Sub-Plan”).
The Board therefore intends to establish a sub-plan to the Plan for the purpose of granting RSUs that qualify for the specific tax and social security treatment in France applicable to shares granted for no consideration under article L 225-197-1 to L 225-197-6 of the French Commercial Code, as amended (“French-Qualified RSUs”) to qualifying Employees (as defined in the Plan) and corporate officers who are French tax resident and/or subject to the French mandatory social security contribution regime (“French Participants”).
For the avoidance of doubt, under the French Sub-Plan, the qualifying Employees and Corporate Officers will be granted only French-Qualified RSUs. The provisions of the Plan permitting the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Award, or any Other Award as defined pursuant to sections 14(qq) and 5(c) of the Plan, are not applicable to grants made under this French Sub-Plan.
The terms of the Plan including RSU Award Grant Notice and Restricted Stock Unit Award Agreement applicable to RSUs will, subject to the modifications in the following terms and conditions, be incorporated to this document and constitute part of the French Sub-Plan.
The RSUs will be granted over the Company’s common stock (“Shares”).

1.DEFINITIONS
Capitalized terms not defined herein will have the same meanings as set forth in the Plan. The following definitions of the Plan are amended as follows:

1.1The following terms used in the Plan are deleted and replaced as follows in the French Sub-Plan:

Term used in Plan	Replacement term in French Sub-Plan
Award	a French-Qualified Restricted Stock Unit
Disability	total and permanent disability as defined by French law under categories 2 and 3 of article L 341-4 of the French Social Security Code, as amended.

1.2The following definitions apply in the French Sub-Plan:

Term	Definition
Employee	Means any person employed by the Company or one of its Subsidiary at the Grant Date.
RSU	restricted stock units granted under this French Sub-Plan are granted for no consideration and shall be settled only in Shares. Upon settlement of French-Qualified RSUs, a French Participant shall not be entitled to receive cash in lieu of Shares. The RSUs carry neither voting rights nor rights to dividends until they are settled by issuing Shares.
Grant Date	the date on which the Board both (i) designates the French Participant, and (ii) specifies the material terms and conditions of the French-Qualified RSUs, including the number of Shares subject to each Award.
Vesting Date	means the date on which the RSUs become vested, as specified by the Board. In principle, the Shares underlying the RSUs are issued upon vesting.

2.ELIGIBILITY AND LIMITATIONS
2.1Eligible Awards Recipient. Subject to the provisions set below, Employees and Corporate Officers having a management function (“mandataires sociaux” including in particular “gérants” or “co-gérants”) (“Corporate Officer”) and who are employed under an employment contract (“contrat de travail”) with the Company or one of its Subsidiary are eligible to receive Awards.

2.2Specific Award Limitations.
Limitations on RSUs. Notwithstanding any contrary provision in the Plan, Awards may not be granted to French Participants who own more than 10% of the Company’s share capital at the Grant Date. Grants of Award under this French Sub-Plan may not result in any French Participant’s owning more than 10% of the Company’s share capital.
Notwithstanding any contrary provision in the Plan, the aggregate number of Shares underlying the Award will not exceed 10% of the Company’s share capital.

3.ADJUSTMENT UPON CHANGE IN CONTROL
In the event of capitalization adjustments, adjustments upon a Change in Control as set forth in Section 6 of the Plan or other adjustments, the RSUs may no longer qualify as French-Qualified RSUs unless the adjustments are recognized under applicable French legal and tax rules. The Board, at its discretion, may make adjustments to the RSUs, notwithstanding that the adjustment is not recognized under French law; however, in such case, the RSUs may no longer qualify as French-Qualified RSUs. Finally, if the French-Qualified RSUs are assumed or substituted or if vesting and/or settlement is accelerated due to a Change in Control, the RSUs may no longer be considered as French- Qualified RSUs.

4.VESTING PERIOD
The RSUs cannot vest within the 12 months following the Grant Date, in order to satisfy the deadlines set out under article L.225-197-1 of the French Commercial Code and required for French tax purposes.
However, notwithstanding the above, in the event of death of a Participant, the Board may in its discretion determine that some or all of such Participant’s outstanding RSUs shall vest and, in the event of such determination, Shares shall be issued and delivered to the French Participant’s heirs at their request, within six (6) months following the death. If no such determination is made, or the heirs do not request the issuance or delivery of the underlying Shares within six (6) months after the Participant’s death, the RSUs will be forfeited. The Participant’s heirs will not be subject to any restrictions on the transfer of Shares set forth in this Sub-Plan.

5.HOLDING PERIOD OF THE SHARES
Pursuant to provisions of article L225-197-1 of the French Commercial Code, if the vesting period is less than 2 years, a mandatory holding period applies, so that the shares cannot be disposed of before the second anniversary of the Grant Date. If the vesting period is at least 2 years, no holding period is required.
In addition, the Shares issued or delivered pursuant to the French-Qualified RSUs may not be sold or transferred during the specific periods set pursuant the Trading Policy.
However, in the event of death or Disability of a Participant, the Shares may be freely disposed of, according to the provisions of articles L 225-197-1 and L 225-197-3 of the French Commercial Code.

6.INTERPRETATION
The RSUs granted under this French Sub-Plan are intended to qualify for the specific tax and social security treatment applicable to RSUs granted under articles L. 225-197-1 to L. 225-197-5 and L. 22-10-59 and L. 22.10.60 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but the Company does not undertake to maintain this status. The terms of this French Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws and relevant guidelines published by French tax and social security administrations and subject to the fulfilment of legal, tax, and reporting obligations, to the extent applicable. In the event of any conflict between the provisions of this French Sub-Plan and the Plan, the provisions of this French Sub-Plan shall control for any grants of RSUs made hereunder to French Participants.

7.NUMBER OF SHARES
The Plan and the share limitation as set forth in Section 5(a) of the Plan have been authorized by the Company’s shareholders for grants to all Participants under the Plan. The total number of Shares issued under RSU shall not exceed 10% of the share capital of the Company.

8.EFFECTIVE DATE
The French Sub-Plan was/adopted at a Board meeting and became effective on October 21, 2021.

9.LANGUAGE CONSENT
By accepting the RSUs, French Participant confirms he or she has read and understood the Plan, the French Sub-Plan, the Restricted Stock Unit Award Agreement and the RSU Award Grant Notice, including all the terms and conditions set forth therein, which were provided in the English language. French Participant accepts the terms of those documents accordingly.
Consentement relatif à la langue utilisée
En acceptant cette attribution gratuite d’actions, le Participant Français confirme avoir lu et compris le Plan, le Sous-Plan Français, le Contrat d’attribution ainsi que la Lettre d’Attribution, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant Français accepte les termes de ces documents en connaissance de cause.